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                                                                     EXHIBIT 5.1

November 10, 1999

CyberSource Corporation
550 South Winchester Blvd.
Suite 301
San Jose, CA  95128

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by CyberSource Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on November 10, 1999 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 4,371,753 shares of the Company's Common Stock, $0.001 par value (the "Shares"). The Shares are reserved for issuance pursuant to the Company's 1998 Stock Option Plan, the 1999 Stock Option Plan, the 1999 Non-Qualified Stock Option Plan and the 1999 Employee Stock Purchase Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

          It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                              Very truly yours,


                              /s/ Morrison & Foerster LLP